Federated Announces Offer to Repurchase 8.50% Senior Notes Due 2010

CINCINNATI--(BUSINESS WIRE)--July 20, 2004--Federated Department Stores, Inc. (NYSE:FD)(PCX:FD) announced today that it intends to initiate an offer to repurchase any and all of its $350 million aggregate principal amount of 8.50% Senior Notes Due 2010.

The offer will commence at 9 a.m. (ET) on Tuesday, July 20, 2004, and expire at 5 p.m. (ET) on Tuesday, July 27, 2004, unless extended or earlier terminated. Holders of notes wishing to tender may do so at any time between 9 a.m. and 5 p.m. (ET) on any New York Stock Exchange trading day during the period the offer is open. A tender of notes pursuant to the offer becomes irrevocable by the tendering holder at the time of tender. The company reserves the right to terminate, withdraw or amend the offer at any time and from time to time, subject to applicable law.

As a result of this offer, Federated expects to achieve reduced interest expense and higher earnings per share in 2004, excluding a one-time charge reflecting the excess of the price paid for notes purchased in the offer over the par value of those notes. However, the amount of the charge, net interest expense reduction and impact on earnings cannot be determined until the offer is completed.

The table below illustrates how the purchase price for each $1,000 principal amount of notes tendered pursuant to the offer will be determined. The purchase price will be determined in the manner described in the Offer to Purchase dated July 20, 2004 by reference to the applicable fixed spread over the bid side yield to maturity of the 5.75% U.S. Treasury Bond due August 15, 2010 (the "Reference Security") at the time of tender, plus an amount equal to accrued and unpaid interest to but excluding the date of payment of the purchase price.

*Please See Press Release for Financial Tables.

Federated intends to pay for notes purchased pursuant to the offer from existing cash balances.

The terms and conditions of the offer are more fully described in the Offer to Purchase dated July 20, 2004. Credit Suisse First Boston LLC and Banc of America Securities LLC are the dealer managers for the offer, and Georgeson Shareholder Communications Inc. is acting as information agent. Settlement of the offer will occur on the third New York Stock Exchange trading day following the date of tender of the applicable notes.

Questions concerning the terms of the tender offer may be directed to Credit Suisse First Boston LLC at 1-800-820-1653. Questions concerning the procedures for tendering notes or requests for the Offer to Purchase documents may be directed to Georgeson Shareholder Communications Inc., the information agent, at 1-800-223-2064.

Federated, with corporate offices in Cincinnati and New York, is one of the nation's leading department store retailers, with annual sales of more than $15.2 billion. Federated operates more than 450 stores in 34 states, Guam and Puerto Rico under the names of Bloomingdale's, Macy's, Bon-Macy's, Burdines-Macy's, Goldsmith's-Macy's, Lazarus-Macy's, and Rich's-Macy's. The company also operates macys.com and Bloomingdale's By Mail.

This news release is neither an offer to purchase nor a solicitation of an offer to sell the Notes and does not set forth all the terms and conditions of the offer. The offer will be made only by the Offer to Purchase dated July 20, 2004. Holders of Notes should carefully read the Offer to Purchase and the accompanying materials for a complete description of all terms and conditions before deciding whether to tender Notes. Federated does not make any recommendation as to whether or not any holder should tender Notes.

This release contains certain forward-looking statements that reflect current views of the financial performance and other events of Federated. The words "may," "will," "could," "expect," "plan," "anticipate," "believe" and other similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties. Future results or outcomes could differ materially from current expectations because of a variety of factors that affect the company, including prevailing rates of interest, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

(NOTE: Additional information on Federated, including archived news releases, is available on the Internet at www.fds.com/pressroom.)

CONTACT: Federated Department Stores, Inc.
Media - Carol Sanger, 513-579-7764
Investor - Susan Robinson, 513-579-7780
SOURCE: Federated Department Stores, Inc.